Exhibit 99.1

Energy Future Holdings Reports Second Quarter 2011 Results

DALLAS – July 29, 2011 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the second quarter and year-to-date periods ended June 30, 2011. The quarter and year-to-date results were reported in EFH’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) this morning.

“We delivered another solid operational quarter by providing safe and reliable power to customers in a rapidly growing Texas economy during this hot summer.” said John Young, CEO, Energy Future Holdings.

Second Quarter GAAP Results

For the second quarter 2011, EFH reported a consolidated net loss (in accordance with GAAP) of $705 million compared to a reported consolidated net loss of $426 million for the second quarter 2010. The second quarter 2011 reported net loss included (all after tax) $45 million in commodity-related unrealized mark-to-market net losses largely related to positions in EFH’s natural gas hedging program, $262 million in unrealized mark-to-market net losses on interest rate swaps that hedge variable-rate interest expense, and $64 million in third-party fees and a $13 million state income tax charge, both related to the Texas Competitive Electric Holdings (TCEH) Senior Secured Facilities amendment and extension transactions in April 2011. These items were partially offset by a $16 million debt extinguishment gain resulting from a debt exchange during the second quarter.

The second quarter 2010 reported consolidated net loss (in accordance with GAAP) included (all after tax) $93 million in commodity-related unrealized mark-to-market net losses and $165 million in unrealized mark-to-market net losses on interest rate swaps, partially offset by $83 million of debt extinguishment gains resulting from debt exchanges and repurchases.

Second Quarter Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the second quarter 2011 totaled a net loss of $337 million compared to a net loss of $251 million for the second quarter 2010. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the second quarter 2011 and 2010, see Tables A1 and A2.

Second quarter 2011 adjusted (non-GAAP) operating results from the competitive business declined $99 million (after tax) as compared to second quarter 2010. The decrease reflected (all after tax) $48 million of lower gains in 2011 on sales of assets and a $20 million decline in contribution margin. The lower contribution margin reflected a decline in net margin from asset management and retail activities, including commodity hedging, and higher fuel expense at the legacy generation units (primarily due to increased costs of purchased coal and related transportation), partially offset by incremental output from the three new lignite-fueled generation units at Sandow and Oak Grove, higher retail consumption primarily due to warmer weather, higher net production from legacy generation units and lower amortization of intangible assets arising from purchase accounting. Other factors contributing to the lower operating results included a $20 million increase in interest expense driven by higher amortization of debt issuance/amendment costs and lower capitalized interest, a $14 million increase in depreciation reflecting the three new lignite-fueled generation units as well as ongoing investment in the legacy generation units and a $12 million increase in operating costs related to the nuclear generation planned refueling outage and the three new lignite-fueled generation units, partially offset by $7 million in lower retail bad debt expense and $6 million in lower accrued interest on uncertain income tax positions.

Second quarter 2011 adjusted (non-GAAP) operating results related to the regulated business increased $13 million (after tax) as compared to second quarter 2010. The results reflected (all after tax) $19 million in higher revenues from transmission rate and distribution tariff increases and growth in points of delivery and $16 million increase in revenues from higher consumption primarily due to warmer weather. These improvements were partially offset by $9 million in higher depreciation reflecting infrastructure investment, $5 million in higher transmission fees and $2 million in higher net interest expense.

Year-To-Date GAAP Results

For the six months ended (year-to-date) June 30, 2011, EFH reported a consolidated net loss (in accordance with GAAP) of $1,066 million compared to a reported consolidated net loss of $71 million for year-to-date 2010. The year-to-date 2011 reported net loss included (all after tax) $248 million in commodity-related unrealized mark-to-market net losses largely related to positions in EFH’s natural gas hedging program, $170 million in unrealized mark-to-market net losses on interest rate swaps that hedge our variable-rate interest expense, and $64 million in third-party fees and a $13 million state income tax charge, both related to the TCEH Senior Secured Facilities amendment and extension transactions in April 2011. These items were partially offset by a $16 million debt extinguishment gain resulting from a debt exchange and a $14 million gain related to a counterparty bankruptcy settlement.

Year-to-date 2010 reported consolidated net loss (in accordance with GAAP) included (all after tax) $546 million in commodity-related unrealized mark-to-market net gains and $93 million in debt extinguishment gains resulting from debt exchanges and repurchases, partially offset by $235 million in unrealized mark-to-market net losses on interest rate swaps and an $8 million federal income tax charge related to health care legislation enacted in 2010.

Year-To-Date Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for year-to-date 2011 totaled a net loss of $601 million compared to a net loss of $467 million for year-to-date 2010. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for year-to-date 2011 and 2010, see Tables A3 and A4.

Year-to-date 2011 adjusted (non-GAAP) operating results from the competitive business declined $134 million (after tax) as compared to year-to-date 2010. The decrease reflected (all after tax) a $90 million decline in contribution margin driven by lower net margin from asset management and retail activities, including commodity hedging, a severe winter weather event that resulted in the unavailability of certain of our generation units in February 2011 and higher fuel expense at the legacy generation units (primarily due to increased costs of purchased coal and related transportation). Factors favorably impacting contribution margin include incremental output from the three new lignite-fueled generation units at Sandow and Oak Grove and lower amortization of intangible assets arising from purchase accounting. Other factors contributing to the lower operating results were $52 million in lower gains in 2011 on sales of assets, a $31 million increase in depreciation reflecting the three new lignite-fueled generation units as well as ongoing investment in the legacy generation units and a $24 million increase in operating costs related to the nuclear generation planned refueling outage and the three new lignite-fueled generation units. These items were partially offset by $21 million in lower retail bad debt expense, $14 million in lower interest expense driven by reduced amortization of de-designated swap losses and $14 million of lower accrued interest on uncertain income tax positions.

Year-to-date 2011 adjusted (non-GAAP) operating results related to the regulated business were flat as compared to year-to-date 2010. The results reflected (all after tax) $32 million in higher revenues from transmission rate and distribution tariff increases, including Advanced Metering System surcharges and growth in points of delivery and a $5 million increase in revenues from higher consumption primarily due to warmer weather. These improvements were offset by $12 million in higher depreciation reflecting infrastructure investment, $11 million in higher operating costs, primarily transmission fees and vegetation management expense, $5 million in higher net interest expense and $4 million in lower accretion resulting from purchase accounting.

Long-Term Hedging Program

The EFH long-term hedging program is designed to reduce exposure to changes in future wholesale electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. As of June 30, 2011, these subsidiaries have sold forward approximately 900 million MMBtu of natural gas (equivalent to the natural gas exposure of approximately 111,000 GWh at an assumed 8.0 market heat rate) at weighted average annual hedge prices ranging from $7.19 per MMBtu to $7.80 per MMBtu. These forward natural gas sales include related put and call transactions (referred to as collars), primarily for year 2014 of the program, that effectively hedge natural gas prices within a range. Collars represented approximately 17% of the positions in the long-term hedging program at June 30, 2011, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. Taking into consideration the positions in the long-term hedging program and forward retail and wholesale power sales, EFH has effectively hedged an estimated 47% of the natural gas price exposure related to its expected generation output for the period July 1, 2011 through December 31, 2015 (on an average basis for such period and assuming an 8.0 market heat rate).

Based on the size of the long-term hedging program as of June 30, 2011, a $1.00/MMBtu change in natural gas prices across the hedged period would result in the recognition by EFH of up to $900 million in pretax unrealized mark-to-market gains or losses. The effects of changes in forward natural gas prices on the values of positions in the program are reflected in net income (GAAP) as discussed above. Reported unrealized mark-to-market net losses (pretax) associated with the long-term hedging program totaled $59 million for second quarter 2011, primarily reflecting the reversal of previously recorded unrealized net gains on positions settled in the period. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net gain (pretax) related to positions in the long-term hedging program totaled $2,742 million and $3,143 million at June 30, 2011 and December 31, 2010, respectively.

Additional Information

Additional information, including the calculation of Adjusted EBITDA, one of the key metrics used for purposes of certain covenants contained in the EFH senior secured notes indenture, is available in the EFH Form 10-Q on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its second quarter 2011 results with its investors on Friday, July 29, 2011 at 9:00 a.m. Central (10:00 a.m. Eastern). The telephone number to participate in the conference call is (888) 825-4458 in the United States and Canada and (973) 638-3323 internationally, with conference code 80205399. The teleconference also will be webcast live in the Investor Relations section on EFH’s website.

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About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of TXU Energy, a retail electricity provider with approximately 2 million customers in Texas, and Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. EFH’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than three million delivery points and 118,000 miles of distribution and transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. A discussion of the risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s long-term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely correlated to natural gas prices; any decrease in market heat rates as EFH’s long-term hedging program generally does not mitigate exposure to changes in market heat rates; the unwillingness or failure of any hedge counterparty or the lenders under the company’s collateral revolving credit facility to perform their respective obligations; or any other event that results in the inability to continue to use a first lien on TCEH’s assets to secure a substantial portion of the hedges under EFH’s long-term hedging program.

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Investor Relations:		Corporate Communications:
Rima Hyder 214.812.5090	Charles Norvell 214.812.8062	Lisa Singleton 214.812.5049

Tables

Table A1: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results Second Quarter 2011; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	1,679	—		1,679
Fuel, purchased power costs and delivery fees	(838)	(4)[a]		(842)
Net gain from commodity hedging and trading activities	190	73	[a]	263
Operating costs	(247)	—		(247)
Depreciation and amortization	(371)	—		(371)
Selling, general and administrative expenses	(178)	—		(178)
Franchise and revenue-based taxes	(22)	—		(22)
Other income	33	(25)[b]		8
Other deductions	(106)	100	[c]	(6)
Interest expense and related charges	(1,301)	403	[d]	(898)

Loss before income taxes and equity in earnings	(1,161)	547		(614)
Income tax benefit	384	(179)[e]		205
Equity in earnings of unconsolidated subsidiaries (net of tax)	72	—		72

Net loss/adjusted (non-GAAP) operating loss	(705)	368		(337)

[a]

These adjustments total $69 million and represent unrealized mark-to-market net losses on commodity positions, including $59 million in net losses related to the long-term hedging program and $10 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents a debt extinguishment gain.
[c]	Represents expensed fees associated with the TCEH Senior Secured Facilities amendment and extension transaction.
[d]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[e]

Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes a $13 million state income tax charge related to the TCEH Senior Secured Facilities amendment and extension transaction.

Table A2: Consolidated: Reconciliation of GAAP Results to Adjusted (non-GAAP) Operating Results Second Quarter 2010; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	1,993	14	[a]	2,007
Fuel, purchased power costs and delivery fees	(1,074)	(31)[a]		(1,105)
Net gain from commodity hedging and trading activities	67	162	[a]	229
Operating costs	(229)	—		(229)
Depreciation and amortization	(350)	—		(350)
Selling, general and administrative expenses	(185)	—		(185)
Franchise and revenue-based taxes	(26)	—		(26)
Other income	211	(129)[b]		82
Other deductions	(7)	—		(7)
Interest expense and related charges	(1,122)	254	[c]	(868)

Loss before income taxes and equity in earnings	(722)	270		(452)
Income tax benefit	237	(95)[d]		142
Equity in earnings of unconsolidated subsidiaries (net of tax)	59	—		59

Net loss/adjusted (non-GAAP) operating loss	(426)	175		(251)

[a]

These adjustments total $145 million and represent unrealized mark-to-market net losses on commodity positions, including $167 million in net losses related to the long-term hedging program and $22 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents debt extinguishment gains.
[c]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[d]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A3: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results Year-To-Date 2011; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	3,351	—		3,351
Fuel, purchased power costs and delivery fees	(1,668)	(10)[a]		(1,678)
Net gain from commodity hedging and trading activities	95	395	[a]	490
Operating costs	(463)	—		(463)
Depreciation and amortization	(740)	—		(740)
Selling, general and administrative expenses	(342)	—		(342)
Franchise and revenue-based taxes	(42)	—		(42)
Other income	75	(46)[b]		29
Other deductions	(110)	100	[c]	(10)
Interest income	2	—		2
Interest expense and related charges	(1,945)	261	[d]	(1,684)

Loss before income taxes and equity in earnings	(1,787)	700		(1,087)
Income tax benefit	599	(235)[e]		364
Equity in earnings of unconsolidated subsidiaries (net of tax)	122	—		122

Net loss/adjusted (non-GAAP) operating loss	(1,066)	465		(601)

[a]

These adjustments total $385 million and represent unrealized mark-to-market net losses on commodity positions, including $401 million in net losses related to the long-term hedging program and $16 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents a debt extinguishment gain and a gain related to a counterparty bankruptcy settlement.
[c]	Represents expensed fees associated with the TCEH Senior Secured Facilities amendment and extension transaction.
[d]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[e]

Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes a $13 million state income tax charge related to the TCEH Senior Secured Facilities amendment and extension transaction.

Table A4: Consolidated: Reconciliation of GAAP Results to Adjusted (non-GAAP) Operating Results Year-To-Date 2010; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	3,992	32 [a]	4,024
Fuel, purchased power costs and delivery fees	(2,121)	(64)[a]	(2,185)
Net gain from commodity hedging and trading activities	1,280	(816)[a]	464
Operating costs	(426)	—	(426)
Depreciation and amortization	(692)	—	(692)
Selling, general and administrative expenses	(373)	—	(373)
Franchise and revenue-based taxes	(49)	—	(49)
Other income	244	(143)[b]	101
Other deductions	(18)	—	(18)
Interest income	9	—	9
Interest expense and related charges	(2,074)	361 [c]	(1,713)

Loss before income taxes and equity in earnings	(228)	(630)	(858)
Income tax benefit	35	234 [d]	269
Equity in earnings of unconsolidated subsidiaries (net of tax)	122	—	122

Net loss/adjusted (non-GAAP) operating loss to EFH	(71)	(396)	(467)

[a]

These adjustments total $848 million and represent unrealized mark-to-market net gains on commodity positions, including $890 million in net gains related to the long-term hedging program and $42 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents debt extinguishment gains.
[c]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[d]

Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes an $8 million Federal income tax charge resulting from the health care legislation enacted by Congress in March 2010.

Table B: Financial definitions

Term	Definition
GAAP	Generally accepted accounting principles.

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, income from discontinued operations and other adjustments allowable under the EFH senior secured notes indenture. Adjusted EBITDA plays an important role in respect of certain covenants contained in the EFH senior secured notes. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.

Competitive Business	Refers to the combined results of the Competitive Electric segment and Corp. & Other.

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, excludes unrealized gains and losses.

EBITDA (non-GAAP)	Net income before interest expense and related charges and income tax expense (benefit) plus depreciation and amortization.

Regulated Delivery Segment	Refers to the results of the Regulated Delivery segment, which consists of Oncor.